EXHIBIT 10.13

DIVERSIFIED GLOBAL HOLDINGS GROUP, INC.

Terms of Executive Advances

Effective May 7, 2010:	Advances by executives to the Company are without interest and due on demand.

Effective January 1, 2011:	Advances by executives to the Company are due on demand and bear interest at the rate of 5% per annum.